Exhibit 27

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

July 8, 2016

Notice Regarding Demerger (Simplified Absorption-type Demerger)

UNY Group Holdings Co., Ltd. (the “Company”) hereby announces its decision to perform a demerger (the “Demerger”) as of July 8, 2016, whereby part of the GMS (general merchandise store) related business of the Company (the “Business”) will be transferred to UNY Co., Ltd., a wholly-owned subsidiary of the Company.

The Demerger will be performed on the condition that all necessary authorizations, licenses and approvals are obtained from the supervisory authorities.

Since the Demerger is a simplified absorption-type demerger to transfer a business division of the Company to its wholly-owned subsidiary, some disclosure items and details are partly omitted from this notice.

1.	Purpose of the Demerger

The purpose of the Demerger is to promote efficiency in the operations of the GMS related business of the Company’s group through the centralization of the management system of the GMS related business by fully transferring to UNY Co., Ltd. the management and supervision functions of the GMS related business that have been performed in part by the Company in the past, trademark rights related thereto, shares of subsidiaries and affiliates, and others.

2.	Overview of the Demerger

(1) Schedule

Resolution of Board of Directors approving the Absorption-type Demerger Agreement	Company: UNY Co., Ltd.:	July 8, 2016 July 8, 2016
Signing of Absorption-type Demerger Agreement	July 8, 2016
Effective date of Demerger	August 21, 2016 (scheduled)

For the Company, the Demerger qualifies as a simplified absorption-type demerger as set forth in Article 784, Paragraph 2 of the Companies Act, and for UNY Co., Ltd., the Demerger qualifies as a short-form absorption-type company demerger as set forth in Article 796, Paragraph 1 of the Companies Act. Therefore, the Company and UNY Co., Ltd. will carry out the Demerger without seeking approval at their respective shareholders’ meetings.

(2) Type of Demerger

The Demerger is an absorption-type demerger, in which the Company will be the splitting company and UNY Co., Ltd. will be the succeeding company.

(3) Allocation related to Demerger

As UNY Co., Ltd., the succeeding company, is a wholly-owned subsidiary of the Company, no allocation of shares, cash or the like will be made with respect to the Demerger.

(4) Handling of Share Acquisition Rights and Bonds with Share Acquisition Rights in Connection with Demerger

The Company has not issued any share acquisition rights or bonds with share acquisition rights.

(5) Change in Capital following the Demerger

The Demerger will not cause any increase or decrease in the amount of capital of the Company.

(6) Rights and Obligations to be Succeeded

Of the assets, liabilities and other rights and obligations of the Company pertaining to the Business as of the effective date of the Demerger, UNY Co., Ltd. will assume such assets as are set forth in the Absorption-type Demerger Agreement. UNY Co., Ltd. will wholly and exclusively assume all debt obligations to which it succeeds from the Company.

(7) Prospects for the Performance of Debt Obligations

UNY Co., Ltd. foresees no issues pertaining to the performance of its debt obligations following the Demerger.

3.	Overview of the Parties Involved in the Demerger

		Splitting Company		Succeeding Company
(1)	Company Name	UNY Group Holdings Co., Ltd.		UNY Co., Ltd.
(2)	Head Office	1, Amaikegotanda-cho, Inazawa, Aichi, Japan		1, Amaikegotanda-cho, Inazawa, Aichi, Japan
(3)	Name and Title of Representative	Norio Sako, Representative Director and President		Norio Sako, Representative Director and President
(4)	Business Description	Engaged in the management of a business group consisting of general merchandise stores, convenience stores, specialty stores, financial services businesses and other businesses (holding company).		General retail chain store covering clothing, food, housing and leisure.
(5)	Capital	22,187 million yen (Consolidated)		10,000 million yen (Non-Consolidated)
(6)	Date of Incorporation	March 13, 1950		February 16, 2012
(7)	Number of Issued Shares	234,100,821 Shares		200,000 shares
(8)	End of Fiscal Year	Last day of February		February 20
(9)	Major Shareholders and Shareholding Ratios	The Master Trust Bank of Japan, Ltd. (Trust Account)	11.19%	UNY Group Holdings Co., Ltd. 100%
		Japan Trustee Services Bank, Ltd. (Trust Account)	6.17%
		ITOCHU Corporation	3.03%
		Nippon Life Insurance Company	2.95%
		Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	2.84%
		The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2.63%
		CHASE MANHATTAN BANK GTS CLIENTS ACCOUNT ESCROW	2.46%
		Aioi Nissay Dowa Insurance Co., Ltd.	2.34%
		Japan Trustee Services Bank, Ltd. (Trust Account 9)	2.24%
		The Dai-ichi Life Insurance Company, Limited	2.17%
(10)	Financial Results and Operating Results	As of February 2016 (Consolidated)		As of February 2016 (Non-Consolidated)
	Net Assets	285,018 million yen		163,177 million yen
	Total Assets	973,233 million yen		560,255 million yen
	Net Assets per Share	1,206.51 yen		815,885.71 yen
	Operating Revenue	1,038,733 million yen		757,941 million yen
	Operating Income	22,367 million yen		10,623 million yen
	Ordinary Income	21,657 million yen		10,939 million yen
	Net Income (loss) for the period	(2,873 million yen)		2,541 million yen
	Net Income (loss) per share	(12.49 yen)		12,707.60 yen

(Note)	As of February 29, 2016, unless otherwise specified.

4.	Overview of the Business Division to be Demerged

(1) Functions of the Business to be Demerged

Management and supervision functions of the GMS related business operated by the Company’s group.

(2) Operating Results of the Business to be Demerged

Sales for the fiscal year ended February 2016 were 90 million yen.

(3) Items and Book Values of Assets and Liabilities to be Demerged (As of February 29, 2016)

Assets		Liabilities
Item	Book Value	Item	Book Value
Current Assets	1,245.9 million yen	Current Liabilities	10,569 million yen
Fixed Assets	9,323.1 million yen	Fixed Liabilities	-
Total	10,569 million yen	Total	10,569 million yen

(Note)	The amounts of assets and liabilities to be demerged and set forth above shall be upward or downward to reflect any increases or decreases accrued up to the day before the effective date.

5.	Status after the Demerger

There will be no change in company name, head office, name and title of representative, business description, capital, or end of fiscal year of either the Company or UNY Co., Ltd., the succeeding company, on account of the Demerger.

6.	Future Outlook

As UNY Co., Ltd., the succeeding company, is a wholly-owned subsidiary of the Company, the Demerger will not have any impact on the consolidated results of the Company.

End

(Reference) Consolidated earnings forecast for the current period (announced on May 26, 2016) and consolidated results of the preceding fiscal year

	Operating revenue	Operating income	Ordinary income	Current net income (loss) attributable to shareholders of parent company
Earnings forecast for the current period (cumulative second quarter)	509,500 million yen	13,960 million yen	12,560 million yen	-
Results of the preceding fiscal year (ended February 2016)	1,038,733 million yen	22,367 million yen	21,657 million yen	(2,873 million yen	)

(Note)	The Company is scheduled to merge with FamilyMart Co., Ltd. as of September 1, 2016 (scheduled). Therefore, the consolidated earnings forecast for the current period ends with the cumulative second quarter results. Please note that the amount indicated in the “Current net income (loss) attributable to shareholders of parent company” pertaining to the results of the preceding fiscal year is equivalent to the amount of “Current net income (loss)” for the period ended February 2016. In addition, we have not disclosed a forecasted amount of quarterly net income pertaining to parent company shareholders as part of the “Earnings forecast for the current period (cumulative second quarter),” since it is difficult to calculate an earnings forecast at this time. For further details, please refer to “Notice Regarding Extraordinary Loss and Adjustment to Future Outlook” announced on May 26, 2016.